_______________________________________

LLOYDS BANK PLC

as Issuer,

LLOYDS BANKING GROUP PLC

as Guarantor,

and

THE BANK OF NEW YORK MELLON,

acting through its London Branch

as Trustee
_______________________________________

FOURTH SUPPLEMENTAL INDENTURE

dated as of September 29, 2014

to

THE SENIOR DEBT SECURITIES INDENTURE

dated as of January 21, 2011

_______________________________________

FOURTH SUPPLEMENTAL INDENTURE (“Fourth Supplemental Indenture”), dated as of September 29, 2014, among LLOYDS BANK PLC, a corporation incorporated in England and Wales with registered number 2065, as issuer (the “Company”), LLOYDS BANKING GROUP PLC, a corporation incorporated in Scotland with registered number 95000, as guarantor (the “Guarantor”) and THE BANK OF NEW YORK MELLON, acting through its London Branch, as trustee (the “Trustee”).

WITNESSETH

WHEREAS, the Company, the Guarantor and the Trustee have executed and delivered an indenture dated as of January 21, 2011 (the “Base Indenture”), as amended and supplemented by the First Supplemental Indenture dated as of June 6, 2011 (the “First Supplemental Indenture”), the Third Supplemental Indenture dated September 5, 2014 (the “Third Supplemental Indenture, and together with the Base Indenture and the First Supplemental Indenture, the “Base Series A Indenture”) to provide for the issuance of the Company’s Medium-Term Notes, Series A (the “Medium-Term Notes, Series A”) which constitute a series of the Company’s Senior Debt Securities (the “Securities”). We refer to the Base Series A Indenture, as supplemented and amended by this Fourth Supplemental Indenture, as the “Indenture.” The Medium-Term Notes, Series A may be issued from time to time in any number of sub-series and any Medium-Term Notes, Series A issued as part of this series will constitute a single series of Medium-Term Notes, Series A under the Indenture and shall be included in the definition of “Securities” where the context requires;

WHEREAS, Section 9.01(d) of the Base Series A Indenture permits the Company, the Guarantor and the Trustee to add to, change or eliminate any provisions of the Base Series A Indenture without the consent of Holders subject to certain conditions;

WHEREAS, Section 9.01(f) of the Base Series A Indenture permits the Company, the Guarantor and the Trustee to enter into a supplemental indenture to establish the forms or terms of Senior Debt Securities of any series as permitted under Sections 2.01 and 3.01 of the Base Series A Indenture without the consent of holders;

WHEREAS, the parties hereto desire to establish the form of the Medium Term Notes, Series A and the Guarantee to be endorsed thereon pursuant to Sections 2.01 and 3.01 of the Base Series A Indenture;

WHEREAS, there are no debt securities Outstanding of any series created prior to the execution of this Fourth Supplemental Indenture which are entitled to the benefit of the  provisions set forth herein or would be adversely affected by such provisions;

WHEREAS, the Board of Directors and the Guarantor board of directors have authorized the entry into this Fourth Supplemental Indenture, as required by Section 9.01 of the Base Series A Indenture;

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WHEREAS, the Company and the Guarantor have requested that the Trustee execute and deliver this Fourth Supplemental Indenture and whereas all actions required by it to be taken in order to make this Fourth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms, have been taken and performed, and the execution and delivery of this Fourth Supplemental Indenture has been duly authorized in all respects; and

WHEREAS, where indicated, this Fourth Supplemental Indenture shall amend and supplement the Base Series A Indenture; to the extent that the terms of the Base Series A Indenture are inconsistent with such provisions of this Fourth Supplemental Indenture, the terms of this Fourth Supplemental Indenture shall govern.

NOW, THEREFORE, the Company, the Guarantor and the Trustee mutually covenant and agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definition of Terms.  For all purposes of this Fourth Supplemental Indenture:

(a)           a term defined anywhere in this Fourth Supplemental Indenture has the same meaning throughout;

(b)           capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Base Series A Indenture;

(c)           the singular includes the plural and vice versa;

(d)           headings are for convenience of reference only and do not affect interpretation; and

(e)           for the purposes of this Fourth Supplemental Indenture and the Base Series A Indenture, the term “series” shall mean a series of Securities.

ARTICLE 2
FORM OF SECURITIES AND GUARANTEE

Section 2.01.                       Form of Medium-Term Note, Series A. The form of any Security that is designated as a Medium-Term Note, Series A shall be substantially in the form of Exhibit A to this Fourth Supplemental Indenture and as may be determined from time to time pursuant to Company Orders pursuant to Section 3.01 of the Base Indenture and in accordance with Section 3.03 of the First Supplemental Indenture.

Section 2.02.                       Form of Guarantee To Be Endorsed on Medium-Term Note, Series A. The form of any Guarantee to be endorsed on any Medium-Term Note, Series A shall be substantially in the form of Exhibit B to this Fourth Supplemental Indenture.

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ARTICLE 3
ADDITIONAL TERMS APPLICABLE TO THE SECURITIES

Section 3.01.                      Addition of Definitions. With respect to any Medium Term Notes, Series A for which “Bail-In Agreement” has been specified as being applicable on the face of the relevant Global Security, Section 1.01 of the Base Series A Indenture is amended to include the following definitions (which shall be deemed to arise in Section 1.01 in their proper alphabetical order):

 “Beneficial Owners” shall mean (a) if any Medium Term Notes, Series A are in global form, the beneficial owners of the Medium Term Notes, Series A (and any interest therein) and (b) if the Medium Term Notes, Series A are held in definitive form, the holders in whose names the Medium Term Notes, Series A are registered in the Senior Debt Security Register and any beneficial owners holding an interest in such Medium Term Notes, Series A held in definitive form.

“relevant U.K. resolution authority” means any authority with the ability to exercise a U.K. bail-in power.

“U.K. bail-in power” means any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company, the Guarantor, or other affiliates of the Company or the Guarantor, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime by way of amendments to the Banking Act 2009, as the same may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person.

Section  3.02                      Events of Default. With respect to the Medium Term Notes, Series A for which “Bail-In Agreement” has been specified as being applicable on the face of the relevant Global Security, Section 5.01 of the Base Series A Indenture is amended by adding the following sentence at the end of the section:

The exercise of any U.K. bail-in power by the relevant U.K. resolution authority shall not constitute a default or an Event of Default under this Section 5.01.

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Section  3.03.                                 Compensation and Reimbursement.  With respect to the Medium Term Notes, Series A for which “Bail-In Agreement” has been specified as being applicable on the face of the relevant Global Security, Section 6.07 of the Base Series A Indenture is amended in part to add the following sentence at the end of the section:

The Trustee’s right to reimbursement and indemnity under this Section 6.07 shall survive the payment in full of the Senior Debt Securities, the discharge of this Senior Debt Securities Indenture, the resignation or removal of the Trustee and any exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Senior Debt Securities.

Section  3.04.                                 Agreement with Respect to Exercise of U.K. Bail-In Power. The following provisions relate solely to the Medium Term Notes, Series A for which “Bail-In Agreement” has been specified as being applicable on the face of the relevant Global Security:

(a)      By purchasing the Medium Term Notes, Series A, each Holder (including each Beneficial Owner) of the Medium Term Notes, Series A acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or interest on, the Medium Term Notes, Series A and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest or coupon on, the Medium Term Notes, Series A into shares or other securities or other obligations of the Company or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the Medium Term Notes, Series A solely to give effect to the above. Each Holder (including each Beneficial Owner) of the Medium Term Notes, Series A further acknowledges and agrees that the rights of the holders under the Medium Term Notes, Series A are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

(b)      By purchasing the Medium Term Notes, Series A each Holder (including each Beneficial Owner) of the Medium Term Notes, Series A:

(i)      acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority in respect of the Medium Term Notes, Series A shall not give rise to a default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii)      to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Medium Term Notes, Series A; and

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(iii)                 acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from holders of the Medium Term Notes, Series A under Section 5.12 of the Base Series A Indenture, and (b) neither the Base Series A Indenture nor this Fourth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.  Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, any of the Medium Term Notes, Series A remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Medium Term Notes, Series A), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Medium Term Notes, Series A following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to this Fourth Supplemental Indenture.

(c)      By purchasing the Medium Term Notes, Series A, each Holder (including each Beneficial Owner) that acquires its Medium Term Notes, Series A in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Medium Term Notes, Series A that acquire the Medium Term Notes, Series A upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Medium Term Notes, Series A related to the U.K. bail-in power.

(d)      By its purchase of the Medium Term Notes, Series A, each Holder and Beneficial Owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Medium Term Notes, Series A and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Medium Term Notes, Series A to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Medium Term Notes, Series A as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner.

(e)      No repayment of the principal amount of the Medium Term Notes, Series A or payment of interest or coupon on the Medium Term Notes, Series A shall become due and payable after the exercise of any U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Group.

(f)      Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Medium Term Notes, Series A, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in

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power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes only.

ARTICLE 4
amendments to the Base Series A Indenture

Section 4.01. Appointment of Agent for Service. With respect to any series of Senior Debt Securities issued under the Indenture, Section 1.14 of the Base Series A Indenture is amended and restated in its entirety and shall read as follows:

Section 1.14. Appointment of Agent for Service. Each of the Company and the Guarantor has designated and appointed the Chief U.S. Counsel, Lloyds Bank plc (or any successor thereto), currently of 1095 Avenue of the Americas, 34th Floor, New York, NY 10036 as its authorized agent upon which process may be served in any suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York arising out of or relating to the Senior Debt Securities, this Senior Debt Securities Indenture, the First Supplemental Indenture, the Third Supplemental Indenture, or this Fourth Supplemental Indenture, but for that purpose only, and agrees that service of process upon such authorized agent shall be deemed in every respect effective service of process upon it in any such suit or proceeding in any Federal or State court in the Borough of Manhattan, The City of New York, New York. Such appointment shall be irrevocable so long as any of the Senior Debt Securities remain Outstanding until the appointment of a successor by the Company or the Guarantor and such successor’s acceptance of such appointment. Upon such acceptance, the Company or the Guarantor shall notify the Trustee of the name and address of such successor. Each of the Company and the Guarantor further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of such authorized agent in full force and effect so long as any of the Senior Debt Securities shall be Outstanding. The Trustee shall not be obligated and shall have no responsibility with respect to any failure by the Company or the Guarantor to take any such action. Each of the Company and the Guarantor hereby submits (for the purposes of any such suit or proceeding) to the jurisdiction of any such court in which any such suit or proceeding is so instituted, and waives, to the extent it may  effectively do so, any right to trial by jury and any objection it may have now or hereafter to the laying of the venue of any such suit or proceeding.

Section 4.02.                      Notices to Trustee. With respect to any series of Senior Debt Securities issued under the Base Series A Indenture, including the Medium Term Notes, Series A, Section 1.05(a) of the Base Indenture is amended and restated in part to read as follows:

Section 1.05. Notices, Etc. to Trustee, Company and Guarantor. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Senior Debt Securities

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Indenture, the First Supplemental Indenture, the Third Supplemental Indenture, or the Fourth Supplemental Indenture to be made upon, given or furnished to, or filed with,

 (a) the Trustee by any Holder or by the Company or the Guarantor shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be via facsimile) to the Trustee at its Corporate Trust Office and the Trustee agrees to accept and act upon facsimile transmission of written instructions pursuant to the Senior Debt Securities Indenture, Third Supplemental Indenture, or the Fourth Supplemental Indenture; provided, however, that (x) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee in a timely manner, and (y) such originally executed instructions or directions shall be  signed by an authorized representative of the party providing such instructions or directions; or

ARTICLE 5
MISCELLANEOUS

Section 5.01.                      Effect Of Supplemental Indenture.  Upon the execution and delivery of this Fourth Supplemental Indenture by each of the Company, the Guarantor and the Trustee, and the delivery of the documents referred to in Section 5.02 herein, the Base Series A Indenture shall be supplemented in accordance herewith, and this Fourth Supplemental Indenture shall form a part of the Indenture for all purposes in respect of the Medium Term Notes, Series A or otherwise as applicable.

Section 5.02.                      Other Documents to be Given to the Trustee.  The Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel stating the recitals contained in Section 1.02 of the Base Series A Indenture. As specified in Section 9.03 of the Base Series A Indenture and subject to the provisions of Section 6.03 of the Base Series A Indenture, the Trustee shall also be entitled to receive an Opinion of Counsel stating that that this Fourth Supplemental Indenture and the Securities whose terms are incorporated by reference herein are each, subject to Section 1.03 of the Base Series A Indenture, a legal, valid and binding obligation of the Company and the Guarantor enforceable in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditor’s rights generally, by equitable principles of general applicability and by possible judicial actions giving effect to governmental actions or foreign laws affecting creditors’ rights, and the Fourth Supplemental Indenture is permitted under the Indenture. The Trustee may rely on such Officer’s Certificate and Opinion of Counsel as conclusive evidence that this Fourth Supplemental Indenture complies with the applicable provisions of the Base Series A Indenture.

Section 5.03.                      Confirmation Of Indenture.  The Base Series A Indenture, as supplemented and amended by this Fourth Supplemental Indenture with respect to the

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Securities or otherwise as applicable, is in all respects ratified and confirmed, and the Base Series A Indenture, this Fourth Supplemental Indenture and all indentures supplemental thereto shall, in respect of the Securities or otherwise as applicable, be read, taken and construed as one and the same instrument.  This Fourth Supplemental Indenture constitutes an integral part of the Base Series A Indenture and, where applicable, with respect to the Medium Term Notes, Series A.  In the event of a conflict between the terms and conditions of the Base Series A Indenture and the terms and conditions of this Fourth Supplemental Indenture, the terms and conditions of this Fourth Supplemental Indenture shall prevail where applicable.

Section 5.04.                      Concerning The Trustee.  The Trustee does not make any representations as to the validity or sufficiency of this Fourth Supplemental Indenture, the Guarantee or the Notes.  The recitals and statements herein are deemed to be those of the Company and the Guarantor and not the Trustee.  In entering into this Fourth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Series A Indenture relating to the conduct of or affecting the liability of or affording protection to the Trustee.

Section 5.05.                      Governing Law.  This Fourth Supplemental Indenture, the Securities and the Guarantee shall be governed by and construed in accordance with the laws of the State of New York, except that the authorization and execution by the Company and the Guarantor of this Fourth Supplemental Indenture, the Securities and the Guarantee shall be governed by (in addition to the laws of the State of New York relevant to execution) the respective jurisdictions of the Company, the Guarantor and the Trustee, as the case may be.

Section 5.06.                      Separability.  In case any provision contained in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.07.                      Counterparts.  This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the date first written above.

LLOYDS BANK PLC, as Issuer

By:	/s/ Suzy Margretts
Name: Suzy Margretts
Title: Director, MTNs

LLOYDS BANKING GROUP PLC, as Guarantor

By:	/s/ Suzy Margretts
Name: Suzy Margretts
Title: Director, MTNs

[Signature Page to Fourth Supplemental Indenture]

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Beth Kleeh
Name: Beth Kleeh
Title: Vice President

[Signature Page to Fourth Supplemental Indenture]

 EXHIBIT A

LLOYDS BANK PLC
MEDIUM-TERM NOTES, SERIES A

Fully and Unconditionally Guaranteed by
LLOYDS BANKING GROUP PLC

[Title of Securities]

ORIGINAL ISSUE DATE:	INITIAL REDEMPTION DATE:	INTEREST RATE:	MATURITY DATE:
INTEREST ACCRUAL DATE:	INITIAL REDEMPTION PERCENTAGE:	INTEREST PAYMENT DATES:	OPTIONAL REPAYMENT DATE:
SPECIFIED CURRENCY:		INTEREST PAYMENT PERIOD:	APPLICABILITY OF MODIFIED PAYMENT UPON ACCELERATION:
IF SPECIFIED CURRENCY OTHER THAN U.S. DOLLARS, OPTION TO ELECT PAYMENT IN U.S. DOLLARS:	REDEMPTION NOTICE PERIOD:	APPLICABILITY OF ANNUAL INTEREST PAYMENTS:	IF YES, STATE ISSUE PRICE:
EXCHANGE RATE AGENT:	OPTIONAL REDEMPTION DATE:	TAX REDEMPTION:	ORIGINAL YIELD TO MATURITY:
BASE RATE:	SPREAD:	SPREAD MULTIPLIER	REPORTING SERVICE:
MINIMUM INTEREST:	MAXIMUM INTEREST:	BAIL-IN AGREEMENT:

OTHER PROVISIONS:

Lloyds Bank plc, a public limited company incorporated under the laws of England, (the “Issuer,” which term includes any successor person under the Indenture (as defined on the reverse hereof)), for value received, hereby promises to pay to Cede & Co., or registered assignees, the [principal sum][Payment at Maturity] as provided herein, on the Maturity Date specified above (except to the extent redeemed or repaid prior to maturity) and to pay interest thereon, if provided for on the face of this Note, at the Interest Rate per annum specified above, from and including the Interest Accrual Date specified above until the principal hereof is paid or duly made available for payment weekly, monthly, quarterly, semiannually or annually in arrears as specified above as the Interest Payment Period on each Interest Payment Date (as specified above), commencing on the Interest Payment Date next succeeding the Interest Accrual Date specified above, and at the Maturity Date (or on any redemption or repayment date); provided, however, that if the Interest Accrual Date occurs between a Record Date (as defined below) and the next succeeding Interest Payment Date, interest payments will commence on the second Interest Payment Date succeeding the Interest Accrual Date to the registered holder of this Note on the Record Date with respect to such second Interest Payment Date.

Interest on this Note, if any, will accrue from and including the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, from and including the Interest Accrual Date, until, but excluding the date the principal hereof has been paid or duly made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the holder in whose name this Note is registered on the date which is 15 calendar days prior to such Interest Payment Date (each such date a “Record Date”; provided that if such fifteenth day is not a Business Day, the Record Date will be the next succeeding Business Day).

Payment of the principal amount of (and premium, if any), and any interest on, this Note will be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Such payment shall be made to the Holder including through a Paying Agent of the Company outside the United Kingdom for collection by the Holder.

As used herein, “Business Day” means any weekday that is not a legal holiday in New York, New York, London, England, or any other place of payment of the note, and is not a date on which banking institutions in those cities are authorized or required by law or regulation to be closed.

The due and punctual payment by the Issuer of the principal of and interest on, and any additional amounts with respect to, this Note when and as the same shall become due and payable is fully and unconditionally guaranteed by the Guarantor.

If “Bail-in Agreement” is specified as applicable on the face of this Note, then the “Agreement with Respect to the Exercise of U.K. Bail-in Power” on the reverse of this Note shall apply.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture, as defined on the reverse hereof, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Note to be duly executed.

LLOYDS BANK PLC

Dated:	By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Medium-Term Notes referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

Dated:	By:
Authorized Signatory:

[FORM OF REVERSE OF SECURITY]

This note (the “Note”) is one of a duly authorized issue of Medium-Term Notes, Series A (the “Medium-Term Notes”) of the Issuer and fully and unconditionally guaranteed by the Guarantor. The Notes are issuable under a Senior Debt Securities Indenture dated as of January 21, 2011 among the Issuer, the Guarantor and The Bank of New York Mellon, as trustee (the “Trustee,” which term includes any successor trustee for the Notes under the Indenture), as supplemented by the First Supplemental Indenture dated as of June 6, 2011, the Third Supplemental Indenture dated as of September 5, 2014, and the Fourth Supplemental Indenture dated as of September 29, 2014, among the Issuer, the Guarantor, and the Trustee (such Senior Debt Securities Indenture supplemented by such First Supplemental Indenture, Third Supplemental Indenture, and such Fourth Supplemental Indenture and as may be supplemented or amended from time to time, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities of the Issuer, the Guarantor, the Trustee and holders of the Notes and the terms upon which the Notes are, and are to be, authenticated and delivered.

The Company may, without the consent of the holders of the Notes or any series of Securities issued under the Indenture, issue additional Notes or Medium-Term Notes forming a part of the series known as Medium-Term Notes, Series A, in each case, whether or not having the same interest rate, maturity date, redemption terms and other terms as the Notes or any Medium-Term Notes, provided that, for U.S. federal income tax purposes, such further Notes must be fungible with the Notes, and such further Medium-Term Notes must be fungible with any Medium-Term Notes of the series known as Medium-Term Notes, Series A, or, in each case, must be issued under a different CUSIP, ISIN and/or Common Code number, as applicable. Any such Notes, together with this Note, will constitute a single sub-series of Medium-Term Notes, Series A under the Indenture and any such Notes together with any Medium-Term Notes, will constitute a single series of Securities under the Indenture. The Notes will initially be issued in the form of one or more global Notes (each, a “Global Senior Note”). Except as provided in the Indenture, a Global Senior Note shall not be exchangeable for one or more definitive Senior Notes.

The Medium-Term Notes, Series A will constitute unsecured and unsubordinated obligations of the Company and the Guarantor, as described herein, and will rank pari passu without any preference among themselves.

If an Event of Default with respect to the Medium-Term Notes, Series A shall have occurred and be continuing, the Trustee or the holder or holders of not less than 25% in aggregate principal amount of the Outstanding Medium-Term Notes, Series A may declare the principal amount of, and any accrued interest on, all the Medium-Term Notes, Series A to be due and payable immediately, in the manner, with the effect and subject to the conditions provided in the Indenture.

If an Event of Default with respect to the Medium-Term Notes, Series A shall have occurred and be continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of holders of Medium-Term Notes, Series A by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in the Indenture or in aid of the exercise of any power granted thereon, or to enforce any other proper remedy, including the institution of proceedings in England or Scotland (but not elsewhere) for the winding up of the Company or the Guarantor, respectively.

By acceptance of this Note, the holder will be deemed to have waived any right of set-off or counterclaim with respect to such Notes that they might otherwise have against the Company or the Guarantor, whether before or during a winding-up of the Company or the Guarantor.

The Bank of New York Mellon, at its corporate trust office in The City of New York, acts as the paying agent (the “Paying Agent,” which term includes any additional or successor Paying Agent appointed by the Issuer) with respect to the Note.

Interest payments on this Note will include interest accrued to but excluding the Interest Payment Dates or the Maturity Date (or any earlier redemption or repayment date), as the case may be. Unless otherwise provided on the face hereof, interest payments for this Note will be computed and paid on the basis of a 360-day year of twelve 30-day months.

In the case where the Interest Payment Date or the Maturity Date (or any redemption or repayment date) does not fall on a Business Day, payment of interest, premium, if any, or principal otherwise payable on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date or on the Maturity Date (or any redemption or repayment date), and no interest on such payment shall accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to such next succeeding Business Day; provided that if this Note has a term of not more than one year (from but excluding the Original Issue Date to and including the Maturity Date), such payment shall be made on the immediately preceding Business Day and in no event will an Interest Payment Date or the Maturity Date occur more than one year after the Original Issue Date (excluding the Original Issue Date and including the Interest Payment Date or Maturity Date).

Amounts to be paid on this Note or under the guarantee will be made without deduction or withholding for, or on account of, any and all present and future income, stamp and other taxes, levies, imposts, duties, charges or fees, levied, collected, withheld or assessed by or on behalf of the United Kingdom or any political subdivision or authority thereof or therein having the power to tax (the “Taxing Jurisdiction”), unless such deduction or withholding is required by law.  If at any time a Taxing Jurisdiction requires the Issuer or the Guarantor, as the case may be, to make such deduction or withholding, the Issuer, or the Guarantor, as the case may be, will pay additional amounts with respect to the principal of, and interest and any other payments on this Note (“Additional Amounts”) that are necessary in order that the net amounts paid to the Holders, after the deduction or withholding, shall equal the amounts which would have been payable on this Note if the deduction or withholding had not been required. However, this will not apply to any such tax, levy, impost, duty, charge or fee, which would not have been deducted or withheld but for the fact that:

(i) the Holder or the beneficial owner of this Note is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or is physically present in, the Taxing Jurisdiction or otherwise has some connection with the Taxing Jurisdiction other than the holding or ownership of this Note, or the collection of any payment of (or in respect of) principal of, or interest or other payments on, this Note or under the guarantee,

(ii) except in the case of winding-up of in the United Kingdom, this Note is presented (where presentation is required) for payment in the United Kingdom,

(iii) this Note is presented (where presentation is required) for payment more than 30 days after the date payment became due or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the Additional Amounts on presenting the same for payment at the close of that 30 day period,

(iv) the Holder or the beneficial owner of this Note or the beneficial owner of any payment of (or in respect of) principal of, or interest or other payments on, this Note failed to comply with a request of the Issuer or its liquidator or guarantor or other authorized person addressed to the Holder (x) to provide information concerning the nationality, residence or identity of the Holder or such beneficial owner or (y) to make any declaration or other similar claim to satisfy any requirement, which in the case of (x) or (y), is required or imposed by a statute, treaty, regulation or administrative practice of the Taxing Jurisdiction as a precondition to exemption from all or part of the tax, levy, impost, duty, charge or fee,

(v) the withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income, or any directive amending, supplementing or replacing such directive, or any law implementing or complying with, or introduced in order to conform to, such directive or directives,

(vi) this Note is presented (where presentation is required) for payment by or on behalf of a Holder who would have been able to avoid such withholding or deduction by presenting this Note to another paying agent in a Member State of the European Union,

(vii) the deduction or withholding is imposed by reason of any agreement with the US Internal Revenue Service in connection with Sections 1471-1474 of the US Internal Revenue Code and the US Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and the United Kingdom or any other jurisdiction with respect to FATCA, or any law, regulation or other official guidance enacted in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement; or

(viii) any combination of clauses (i) through (vii) above,

nor shall Additional Amounts be paid with respect to the principal of, or any interest or other payments on, this Note or under the Guarantee to any Holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of any Taxing Jurisdiction to be included in the income for tax purposes of a beneficiary or partner or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such Additional Amounts, had it been the Holder.

References herein to the payment of the principal of or any payments on, or in respect of this Note shall be deemed to include mention of the payment of Additional Amounts provided for in the foregoing paragraph to the extent that, in such context, Additional Amounts are, were or would be payable under the foregoing provisions.

Except to the extent otherwise specified on the face of this Note, this Note is redeemable, as a whole but not in part, at the option of the Issuer or the Guarantor, on not less than 30 nor more than 60 days’ notice to the holders of this Note at any time before Maturity, at a redemption price equal to 100% of the principal amount or, if this Note is an Original Issue Discount Security, the accreted face amount thereof, or at a redemption price set forth on the face of this Note, in each case, together with accrued but unpaid interest to the date fixed for redemption, if, at any time, the Issuer or the Guarantor, as the case may be, shall determine that as a result of a change in or amendment to the laws or regulations of the Taxing Jurisdiction (including any treaty to which such Taxing Jurisdiction is a party), or any change in the official application or interpretation of such laws or regulations (including a decision of any court or tribunal) which change or amendment becomes effective on or after the date on which the pricing terms relating to such Notes are established:

(a)           in making any payment on such Note, it has or will or would on the next payment date become obligated to pay Additional Amounts;

(b)           the payment of interest on the next Interest Payment Date in respect of this Note would be treated as a “distribution” within the meaning of Chapter 2 of Part 23 of the Corporation Tax Act 2010 of the United Kingdom (or any statutory modification or re enactment thereof for the time being); or

(c)           on the next Interest Payment Date the Issuer (or, if applicable, the Guarantor) would not be entitled to claim a deduction in respect of such payment of interest in computing its United Kingdom taxation liabilities (or the value of such deduction to the Issuer (or, if applicable, the Guarantor) would be materially reduced).

If the Issuer or the Guarantor elects to redeem this Note, such Note will cease to accrue interest, if any, from the date of redemption, provided the redemption price has been paid in accordance with the Indenture.

Upon payment of (i) the amount of principal so declared due and payable and (ii) accrued and unpaid interest, if any (or, if the relevant Notes are Original Issue Discount Securities, the accreted face amount thereof), all of the Issuer’s (or, if applicable, the Guarantor’s) obligations in respect of the payment of the principal of, and accrued and unpaid interest, if any, on, this Note shall terminate.

If so indicated on the face hereof, this Note may be redeemed in whole or in part at the option of the Issuer on or after the Initial Redemption Date specified on the face hereof on the terms set forth on the face hereof, together with interest accrued and unpaid hereon to the date of redemption. Notice of redemption shall be mailed to the registered holders of the Note designated for redemption at their addresses as the same shall appear on the Note register not less than 30 nor more than 60 days prior to the date fixed for redemption or within the Redemption Notice Period specified on the face hereof, subject to all the conditions and provisions of the Indenture. In the event of redemption of this Note in part only, a new Note or Notes for the amount of the unredeemed portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If so indicated on the face of this Note, this Note will be subject to repayment at the option of the holder on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note will be repayable in whole or in part in the authorized minimum denominations specified on the face of this Note, and if not specified thereon, in increments of $1,000 or, if this Note is denominated in a Specified Currency other than U.S. dollars, in increments of 1,000 units of such Specified Currency (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof in the authorized minimum denominations specified on the face of this Note, and if not specified thereon, a price equal to 100% of the principal amount to be repaid, together with interest accrued and unpaid hereon to the date of repayment. For this Note to be repaid at the option of the holder hereof, the Paying Agent must receive at its corporate trust office in the Borough of Manhattan, The City of New

York, at least 15 but not more than 30 days prior to the date of repayment, (i) this Note with the form entitled “Option to Elect Repayment” below duly completed or (ii) facsimile transmission or a letter from a member of a national securities exchange or the Financial Industry Regulatory Authority or a commercial bank or a trust company in the United States setting forth the name of the holder of this Note, the principal amount hereof, the CUSIP number and certificate number of this Note or a description of this Note’s tenor and terms, the principal amount hereof to be repaid, a statement that the option to elect repayment is being exercised thereby and a guarantee that this Note, together with the form entitled “Option to Elect Repayment” duly completed, will be received by the Paying Agent not later than the fifth Business Day after the date of such facsimile transmission or letter; provided, that such facsimile transmission or letter shall only be effective if this Note and form duly completed are received by the Paying Agent by such fifth Business Day. Exercise of such repayment option by the holder hereof shall be irrevocable. In the event of repayment of this Note in part only, a new Note or Notes for the amount of the unpaid portion hereof shall be issued in the name of the holder hereof upon the cancellation hereof.

If “Bail-in Agreement” is specified as applicable on the face of this Note, the following provisions shall apply to this Note:

By purchasing the Notes, each Holder (including each Beneficial Owner) of the Notes acknowledges, agrees to be bound by and consents to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority that may result in (i) the cancellation of all, or a portion, of the principal amount of, or interest on, the Notes and/or (ii) the conversion of all, or a portion, of the principal amount of, or interest on, the Notes into shares or other securities or other obligations of the Company or another person, which U.K. bail-in power may be exercised by means of variation of the terms of the Notes solely to give effect to the above. Each Holder (including each Beneficial Owner) of the Notes further acknowledges and agrees that the rights of the Holders under the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. bail-in power by the relevant U.K. resolution authority expressed to implement such a cancellation or conversion.

By purchasing the Notes each Holder (including each Beneficial Owner) of the Notes:

(i)           acknowledges and agrees that the exercise of the U.K. bail-in power by the relevant U.K. resolution authority in respect of the Notes shall not give rise to a default or an Event of Default for purposes of Section 315(b) (Notice of Default) and Section 315(c) (Duties of the Trustee in Case of Default) of the Trust Indenture Act;

(ii)           to the extent permitted by the Trust Indenture Act, waives any and all claims against the Trustee for, agrees not to initiate a suit against the Trustee in respect of, and agrees that the Trustee shall not be liable for, any action that the Trustee takes, or abstains from taking, in either case in accordance with the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Notes; and

(iii)           acknowledges and agrees that, upon the exercise of any U.K. bail-in power by the relevant U.K. resolution authority, (a) the Trustee shall not be required to take any further directions from Holders of the Notes under Section 5.12 of the Indenture, and (b) neither the Indenture, the First Supplemental Indenture, the Third Supplemental Indenture, nor the Fourth Supplemental Indenture shall impose any duties upon the Trustee whatsoever with respect to the exercise of any U.K. bail-in power by the relevant U.K. resolution authority.  Notwithstanding the foregoing, if, following the completion of the exercise of the U.K. bail-in power by the relevant U.K. resolution authority, the Notes remain outstanding (for example, if the exercise of the U.K. bail-in power results in only a partial write-down of the principal of the Notes), then the Trustee’s duties under the Indenture shall remain applicable with respect to the Notes following such completion to the extent that the Company and the Trustee shall agree pursuant to a supplemental indenture or an amendment to the Fourth Supplemental Indenture.

By purchasing the Notes, each Holder (including each Beneficial Owner) that acquires its Notes in the secondary market shall be deemed to acknowledge and agree to be bound by and consent to the same provisions specified in the Indenture to the same extent as the Holders and Beneficial Owners of the Notes that acquire the Notes upon their initial issuance, including, without limitation, with respect to the acknowledgement and agreement to be bound by and consent to the terms of the Notes related to the U.K. bail-in power.

By its purchase of the Notes, each Holder and Beneficial Owner shall be deemed to have (i) consented to the exercise of any U.K. bail-in power as it may be imposed without any prior notice by the relevant U.K. resolution authority of its decision to exercise such power with respect to the Notes and (ii) authorized, directed and requested DTC and any direct participant in DTC or other intermediary through which it holds such Notes to take any and all necessary action, if required, to implement the exercise of any U.K. bail-in power with respect to the Notes as it may be imposed, without any further action or direction on the part of such Holder or Beneficial Owner.

No repayment of the principal amount of the Notes or payment of interest on the Notes shall become due and payable after the exercise of any

U.K. bail-in power by the relevant U.K. resolution authority unless, at the time that such repayment or payment, respectively, is scheduled to become due, such repayment or payment would be permitted to be made by the Company under the laws and regulations of the United Kingdom and the European Union applicable to the Company and the Guarantor.

Upon the exercise of the U.K. bail-in power by the relevant U.K. resolution authority with respect to the Notes, the Company shall provide a written notice to DTC as soon as practicable regarding such exercise of the U.K. bail-in power for purposes of notifying Holders of such occurrence. The Company shall also deliver a copy of such notice to the Trustee for information purposes.

For the purposes of these Bail-in Agreement-related provisions:

“Beneficial Owners” shall mean (a) if any Medium-Term Notes are in global form, the beneficial owners of the Medium-Term Notes (and any interest therein) and (b) if the Medium-Term Notes are held in definitive form, the holders in whose names the Medium-Term Notes are registered in the Senior Debt Security Register and any beneficial owners holding an interest in such Senior Debt Securities held in definitive form.

“relevant U.K. resolution authority” means any authority with the ability to exercise a U.K. bail-in power.

“U.K. bail-in power” means any write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in the United Kingdom in effect and applicable in the United Kingdom to the Company, the Guarantor, or other affiliates of the Company or the Guarantor, including but not limited to any such laws, regulations, rules or requirements which are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms and/or within the context of a U.K. resolution regime by way of amendments to the Banking Act 2009, as the same may be amended from time to time (whether pursuant to the U.K. Financial Services (Banking Reform) Act 2013 or otherwise), pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled, transferred and/or converted into shares or other securities or obligations of the obligor or any other person.

In case this Note shall at any time become mutilated, defaced or be destroyed, lost or stolen and this Note or evidence of the loss, theft or destruction thereof (together with the indemnity hereinafter referred to and such other documents or proof as may be required in the premises) shall be delivered to the Trustee, the Issuer may execute (and the Guarantee shall be endorsed thereon by the Guarantor) and the Trustee shall authenticate and deliver in exchange therefor a new Note of the same sub-series containing identical terms and provisions and of like amount, and bearing a number not contemporaneously outstanding, and, if this Note is destroyed, lost or stolen, only upon receipt of evidence satisfactory to the Trustee, the Issuer and the Guarantor that this Note was destroyed or lost or stolen and, if required, upon receipt also of indemnity satisfactory to each of them. All expenses and reasonable charges associated with procuring such indemnity and with the preparation, authentication and delivery of a new Note shall be borne by the owner of the Note mutilated, defaced, destroyed, lost or stolen.

So long as this Note shall be outstanding, each of the Issuer and the Guarantor will cause to be maintained an office or agency for the payment of the principal of and premium, if any, and interest on this Note as herein provided in the Borough of Manhattan, The City of New York, and an office or agency in said Borough of Manhattan for the registration, transfer and exchange as aforesaid of the Notes. The Issuer or the Guarantor may designate other agencies for the payment of said principal, premium and interest at such place or places (subject to applicable laws and regulations) as the Issuer or the Guarantor may decide. So long as there shall be such an agency, the Issuer and the Guarantor shall keep the Paying Agent advised of the names and locations of such agencies, if any are so designated.

As set forth in, and subject to, the provisions of the Indenture, no holder of any Medium-Term Notes will have the right to institute any proceeding with respect to the Indenture, this Note or any remedy thereunder; provided, however, that such limitations do not apply to a suit instituted by the holder hereof for the enforcement of payment of the principal or interest as and when the same shall have become due and payable in accordance with the terms hereof and the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the right of the holder of this Note, which is absolute and unconditional, to receive payment of the principal of (and premium, if any), and interest on, this Note when due and payable in accordance with the provisions of this Note and the Indenture.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee, the Paying Agent and the Guarantor and any agent of the Issuer, the Trustee, the Paying Agent or the Guarantor may treat the holder in whose name this Note is registered as the owner hereof for all purposes, whether or not this

Note be overdue, and none of the Issuer, the Trustee, the Paying Agent, the Guarantor or any such agent shall be affected by notice to the contrary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the Guarantor and the rights of the holders of the Securities of each series to be affected thereby by the Company and the Trustee with the consent of the holders of not less than a majority in principal amount of the Securities at the time outstanding of each such series. The Indenture also contains provisions permitting the holders of a majority in aggregate principal amount of the outstanding Securities of each series, on behalf of the holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the holder of this Note shall be conclusive and binding upon such holder and upon all future holders of this Note and of any Note issued in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No recourse shall be had for the payment of the principal of, premium, if any, or the interest on this Note, for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture or any indenture supplemental thereto, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Issuer or of the Guarantor or of any successor corporation to the Issuer or Guarantor, either directly or through the Issuer or the Guarantor, as the case may be, or any such successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

This Note will be governed by the laws of the State of New York.

Unless otherwise defined herein, all terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	-	as tenants in common
TEN ENT	-	as tenants by the entireties
JT TEN	-	as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT – ______________ Custodian _____________
(Minor)                                        (Cust)

Under Uniform Gifts to Minors Act
(State)

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

_______________________________________
[PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE]

[PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE]

the within Note and all rights thereunder, hereby irrevocably constituting and appointing such person attorney to transfer such note on the books of the Issuer, with full power of substitution in the premises.

Dated: _____________

NOTICE:	The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular without alteration or enlargement or any change whatsoever.

OPTION TO ELECT REPAYMENT

The undersigned hereby irrevocably requests and instructs the Issuer to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at

(Please print or typewrite name and address of the undersigned)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof which the holder elects to have repaid: ____________; and specify the denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder for the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid): ________.

Dated: __________

NOTICE: The signature on this Option to Elect Repayment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement.

EXHIBIT B

GUARANTEE OF LLOYDS BANKING GROUP PLC

LLOYDS BANKING GROUP plc, a public limited company incorporated under the laws of Scotland, United Kingdom with its headquarters in London (the “Guarantor,” which term includes any successor guarantor under the Indenture) HEREBY UNCONDITIONALLY GUARANTEES (the “Guarantee”) to each holder of this Note the due and punctual payment of the principal of, any premium and interest on, and any Additional Amounts with respect to this Note and the due and punctual payment of the sinking fund payments (if any) provided for pursuant to the terms of this Note and any and all amounts under the Base Indenture (including but not limited to the fees, expenses and indemnities of the Trustee”), when and as the same shall become due and payable, whether at maturity, by acceleration, redemption, repayment or otherwise, in accordance with the terms of this Note and of the Indenture. In case of the failure of the Issuer punctually to pay any such principal, premium, interest, Additional Amounts or sinking fund payment and any and all amounts under the Base Indenture, (including but not limited to, the fees, expenses and indemnities of the Trustee), the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Issuer in accordance with the terms of this Note and of the Indenture.

All terms used in this Note which are defined in the Indenture and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Guarantor has caused this guarantee to be duly executed.

LLOYDS BANKING GROUP PLC

Dated:	By:
Name:
Title: